UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 22, 2006

STEREOTAXIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 615-6940
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitely Agreement

On February 22, 2006, the Compensation Committee of the Board of Directors of Stereotaxis Inc. (the “Company”) approved the Company’s 2006 bonus program and underlying corporate goals for 2006.  The purpose of the program is to reward employees for successful achievement of certain corporate goals and to provide a clear focus on the performance elements that are essential to the success of the Company and the increase in stockholder value.

On February 22, 2006, the Compensation Committee also granted increases in annual salaries and awarded payments under the Company’s 2005 bonus program to the below named officers. The bonuses are for efforts and services of these officers on behalf of the Company in 2005 pursuant to and consistent with the objective of the Company’s bonus plan, as determined by the Committee. The bonus plan performance measures include operating and financial goals, including revenues, expenses, regulatory accomplishments, product development, and strategic initiatives. The salary increases provide for future services and for the benefits to the Company as a result of these services.  These 2005 bonuses and 2006 salaries are summarized in the following table:

	2006 Salary	2005 Cash Bonus
Douglas Bruce Senior Vice President, Research & Development	$283,211	$37,087
Bevil Hogg President & Chief Executive Officer	$383,250	$45,625
Michael Kaminski Chief Operating Officer	$302,747	$36,041
Ruchir Sehra Chief Medical Officer	$249,600	$26,906
James Stolze Vice President & Chief Financial Officer	$297,413	$35,406
Melissa Walker Vice President, Regulatory & Quality	$225,621	$35,639

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: February 28, 2006	By:	/s/ James M. Stolze
	Name:	James M. Stolze
	Title:	Vice President and Chief Financial Officer